Exhibit 3.3

MDNA LIFE SCIENCES, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, ____________ and _____________, do hereby certify that:

1. They are the Chairman and Secretary, respectively, of MDNA Life Sciences, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of preferred stock, of which no shares have been designated.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 20,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the voting powers, full or limited or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions thereof and other matters relating to a series of the preferred stock, which shall consist of up to Nine Million Ninety Thousand Nine Hundred and Nine (9,090,909) shares of the preferred stock, which the Corporation has the authority to issue, as follows: NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for designation of 9,090,909 shares of preferred stock of the Corporation as its Series A Convertible Preferred Stock (as hereinafter defined as the “Preferred Stock”) and the issuance of such Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the voting powers, full or limited or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions thereof and other matters relating to such Preferred

TERMS OF SERIES A PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time, and/or from time to time, convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Share” shall have the meaning set forth in Section 7(b).

“Corporation” shall mean MDNA Life Sciences, Inc., a Delaware corporation.

“Dividend Notice Period” shall have the meaning set forth in Section 3(a).

“Eligible Market” means The New York Stock Exchange, the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NASDAQ Global Market, the OTCQB and the OTC Bulletin Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” shall have the meaning set forth in Section 6(d).

“Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iii) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize, or reclassify the Voting Stock of the Corporation or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Corporation.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in, among other rights, dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Qualified Public Offering” shall have the meaning set forth in Section 6(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsidiary” means any subsidiary of the Corporation.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which an Eligible Market is open for business.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 9,090,909 (which shall not be subject to increase without the written consent of a majority of the holders of the then outstanding Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $0.55 (the “Stated Value”).

Section 3. Dividends.

a) Dividends in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15, beginning on the first date on which shares of Series A Preferred Stock are outstanding, and on each Conversion Date (with respect only to Series A Preferred Stock being converted) (each such date, a “Dividend Payment Date”) in the form of duly authorized, validly issued, fully paid and non-assessable shares of Series A Preferred Stock valued at the Stated Value.

b) Dividend Calculations. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Series A Preferred Stock converted.

c) Other Securities. So long as any Series A Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Series A Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series A Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series A Preferred Stock or any other class of Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Series A Preferred Stock, (d) increase the number of authorized shares of the Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of preferred stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the amount each holder invested in the Series A Preferred Stock. After such payment shall have been made in full to the holders of the outstanding Series A Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series A Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation on account of their ownership of Series A Preferred Stock.

In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and any accrued and unpaid dividends of the Series A Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series A Preferred Stock upon such liquidation, unless proportionate distributive amounts shall be paid on account of each share of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series A Preferred Stock, are respectively entitled upon such liquidation.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of preferred stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Series A Preferred Stock shall equal $0.55, subject to adjustment herein (the “Conversion Price”).

c) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Series A Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time, and from time to time, while this Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Fundamental Transaction. If, at any time, and from time to time, while this Series A Preferred Stock is outstanding, the Corporation has a Fundamental Transaction, then, upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each share of Common Stock issuable upon conversion of the Series A Preferred Stock (“Conversion Share”) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this preferred stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such Series A Preferred Stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation pursuant to written agreements in form and substance reasonably satisfactory to a majority in interest of the Holders and approved by majority in interest of the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this preferred stock, deliver to the Holder in exchange for this Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series A Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to a majority in interest of the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d) Anti-dilution.

(i) The Conversion Price will be subject to adjustment on a “ weighted average” basis such that if the Corporation issues Common Stock or Common Stock equivalents at a price per share less than the then applicable Conversion Price for the Series A Preferred Stock, the Conversion Price of the Series A Preferred Stock shall be reduced based upon the following formula: the “weighted average” formula is calculated to reduce the Conversion Price in effect prior to such issuance or sale to a price determined by dividing (A) an amount equal to the sum of (i) the number of shares of common stock outstanding immediately prior to such issuance or sale, multiplied by the then applicable conversion price and (ii) the consideration, if any, received by the Corporation upon such issuance or sale, by (B) the total number of shares of common stock outstanding immediately after such issuance or sale.

(ii) Exceptions. There will be no adjustment to the Conversion Price of the Series A Preferred Stock for the following kinds of issuances notwithstanding that the price per share may be less than the then-applicable Conversion Price: (i) shares of Common Stock issued upon conversion of the Series A Preferred Stock; (ii) shares of Common Stock or options, warrants or other rights issued to employees, consultants or directors in accordance with plans, agreements or similar arrangements unanimously approved by the Board of Directors; (iii) shares of Common Stock issued upon exercise of options, warrants or convertible securities existing on or prior to any closing of the sale of Series A Preferred Stock (the “Offering”); (iv) shares of Common Stock issued as a dividend or distribution on the Series A Preferred Stock or for which adjustment is otherwise made pursuant to the Company’s charter documents (e.g., stock splits); (v) shares of Common Stock issued for consideration other than cash pursuant to a strategic relationship, joint venture, merger, consolidation, acquisition, or similar business combination approved by the Board of Directors; (vi) shares of Common Stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors; (vii) shares of Common Stock issued with respect to securities outstanding as of the issuance date of any sale of Series A Preferred Stock; (vii) shares of Common Stock issued in connection with the Offering, including to any Placement Agent; (viii) shares of Common Stock issued or issuable in connection with any settlement approved by the Board of Directors; (ix) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar arrangements or strategic partnerships unanimously approved by the board of directors; (x) shares of Common Stock issued to suppliers of goods or services in connection with the provision of goods or services pursuant to transactions unanimously approved by the Board of Directors; or (xi) shares of Common Stock that are otherwise excluded by consent of the holders of a majority of the Series A Convertible Preferred Stock (the “Excluded Issuances”).

e) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Series A Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Forced Conversion. Notwithstanding anything herein to the contrary, the Corporation shall have the right upon fifteen (15) days written notice, to require the Holder to convert the Series A Preferred Stock to Common Stock at the Conversion Price at any time in the event of any of the following:

i. the Corporation shall undertake an initial public offering under any applicable securities legislation or the Common Stock shall become actively traded on any Eligible Market;

ii. in the event of any amalgamation, merger, consolidation or similar transaction with any corporation dealing at arm’s length with the Corporation or the Corporation entering into any agreement that proposes or provides for any of the foregoing;

iii. in the event the Corporation shall enter into any agreement for the sale of a majority of its assets which transaction is approved by the shareholders of the Corporation holding shares representing a majority of the total votes of the Common Stock of the Corporation (calculated without reference to the Common Stock underlying the Series A Preferred Stock); and

iv. in the event any Fundamental Transaction is proposed, offered or entered into, which Fundamental Transaction is conditional upon the bidder acquiring all of the issued and outstanding shares and which bid is acceptable to the shareholders of the Corporation holding shares representing a majority of the total votes of the Common Stock of the Corporation (calculated without reference to any Common Stock underlying the Series A Preferred Stock).

Section 9. Negative Covenants. As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holders;

b) pay cash dividends or distributions on Junior Securities of the Corporation;

c) enter into any agreement with respect to any of the foregoing.

Section 10. Ranking. As long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least a majority of the shares of the Series A Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to, or on parity with, the Series A Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series A Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series A Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.

Section 11. Miscellaneous.

a) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued dividends on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Delaware (the “DE Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the DE Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such DE Courts, or such DE Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Amendments. This Statement of Designation may be amended only upon both (i) the affirmative vote of holders holding not less than a majority of the Series A Preferred Stock then outstanding at the time such amendment is proposed, and (ii) the affirmative vote of not less than a majority of the directors of the Corporation then holding office and entitled to vote on such amendment.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this ____ day of ________ 2017.

Name:	Name:
Title: Chairman	Title: Secretary